UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.   )

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Rambus

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 4, 2004

To our stockholders:

You are cordially invited to attend the 2004 Annual Meeting of Stockholders of Rambus Inc. The Annual Meeting will be held on:

Date:	Tuesday, May 4, 2004
Time:	10:00 a.m., local time
Place:	Westin Hotel 675 El Camino Real Palo Alto, California 94301

The following matters will be voted on at the Annual Meeting:

1.	Election of five Class I directors;

2.	Ratification of PricewaterhouseCoopers LLP as our independent auditors; and

In addition, we may transact such other business as may properly come before the Annual Meeting or any adjournment or postponement of the meeting.

We are not aware of any other business to come before the special meeting.

These items of business are more fully described in the Proxy Statement which accompanies this Notice of Annual Meeting.

Only stockholders of record as of March 5, 2004, may vote at the Annual Meeting. Whether or not you plan to attend the meeting, please vote at www.proxyvote.com, call 1-800-690-6903 or complete, sign, date and return the accompanying proxy card in the enclosed postage-paid envelope. Returning the proxy card does NOT deprive you of your right to attend the meeting and to vote your shares in person. The Proxy Statement explains proxy voting and the matters to be voted on in more detail. Please read this Proxy Statement carefully. We look forward to seeing you at the Annual Meeting.

By Order of the Board of Directors

John D. Danforth
Sr. Vice President, General Counsel and Secretary

Los Altos, California
March 19, 2004

YOUR VOTE IS IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE VOTE AT WWW.PROXYVOTE.COM
OR COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN
THE ENCLOSED ENVELOPE

RAMBUS INC.
PROXY STATEMENT
FOR
2004 ANNUAL MEETING OF STOCKHOLDERS

RAMBUS INC.

PROXY STATEMENT
FOR
2004 ANNUAL MEETING OF STOCKHOLDERS

INFORMATION CONCERNING SOLICITATION AND VOTING

The enclosed proxy is solicited on behalf of the Board of Directors of Rambus Inc. (Rambus) for use at Rambus’s 2004 Annual Meeting of Stockholders (the Annual Meeting) to be held on Tuesday, May 4, 2004 at 10:00 a.m. local time, and at any postponement or adjournment of the meeting. The purposes of the Annual Meeting are described in the accompanying Notice of Annual Meeting of Stockholders.

The Annual Meeting will be held at the Westin Hotel located at 675 El Camino Real, Palo Alto, California, 94301. Our principal executive offices are located at 4440 El Camino Real, Los Altos, California 94022, our telephone number is (650) 947-5000, and our Internet address is www.rambus.com.

These proxy solicitation materials and the enclosed Annual Report on Form 10-K for the year ended December 31, 2003, including financial statements, were first mailed on or about April 5, 2004, to all stockholders entitled to vote at the meeting. Stockholders may obtain, for the cost of copying, a copy of any exhibits to our Form 10-K by writing to Rambus Inc., 4440 El Camino Real, Los Altos, California 94022, Attention: John D. Danforth, Sr. Vice President, General Counsel and Secretary.

GENERAL INFORMATION ABOUT THE MEETING

Who May Vote

You may vote at the Annual Meeting if you owned your shares as of the close of business on March 5, 2004 (the Record Date). As of that date, we had a total of 102,064,925 shares of common stock outstanding, which were held of record by 1,018 stockholders. As of the Record Date, we had no shares of Preferred Stock outstanding. You are entitled to one vote for each share of our common stock that you own.

Voting Your Proxy

If your shares of common stock are held by a broker, bank or other nominee, you will receive instructions from them that you must follow in order to have your shares voted.

If you hold your shares in your own name as a holder of record, you may instruct the proxy holders how to vote your common stock by:

•	voting via the Internet at www.proxyvote.com,
•	voting by telephone at 1-800-690-6903, or
•	signing, dating and mailing the proxy card in the postage-paid envelope that we have provided.

Of course, even if you vote your shares by proxy, you may also choose to come to the meeting and vote your shares in person. If you provide instructions in your completed proxy card, the proxy holders will vote your shares in accordance with those instructions. If you sign and return a proxy card without giving specific voting instructions, your shares will be voted “FOR” the two proposals to be voted on at the Annual Meeting.

Discretionary Voting Power; Matters to be Presented

We are not aware of any matters to be presented at the Annual Meeting other than those described in this Proxy Statement. If any matters not described in this Proxy Statement are properly presented at the meeting, the proxy holders will use their own judgment to determine how to vote your shares. If the meeting is adjourned or postponed, the proxy holders can vote your shares on the new meeting date as well, unless you have subsequently revoked your proxy.

Changing Your Vote	If you would like to change your vote you can do so in the following ways:

•	deliver written notice of your revocation to our Secretary prior to the Annual Meeting;
•	deliver a properly executed, later dated proxy prior to the Annual Meeting; or
•	attend the Annual Meeting and vote in person.

If a broker, bank or other nominee holds your shares, you must contact them in order to find out how to change your vote.

Please note that your attendance at the meeting in and of itself is not enough to revoke your proxy.

Cost of this Proxy Solicitation

We will pay the cost of this proxy solicitation. We may, on request, reimburse brokerage firms and other nominees for their expenses in forwarding proxy materials to beneficial owners. In addition to soliciting proxies by mail, we expect that our directors, officers and employees may solicit proxies in person or by telephone or facsimile. None of these individuals will receive any additional or special compensation for doing this, but they may be reimbursed for reasonable out-of-pocket expenses.

Meeting Quorum	The Annual Meeting will be held if a majority of our outstanding shares of common stock entitled to vote at the meeting are represented in person or by proxy.

Our Voting Recommendations

When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the directions of the stockholder. However, if no specific instructions are given, the shares will be voted in accordance with the following recommendations of our Board of Directors:

•	“FOR” the re-election of Bruce Dunlevie, Charles Geschke, Mark Horowitz, Harold Hughes and David Mooring as Class I directors; and
•	“FOR” the ratification of PricewaterhouseCoopers LLP as our independent auditors for 2004.

Abstentions, Withheld, and Broker Non-Votes	We treat shares that are voted “WITHHELD” or “ABSTAIN” in person or by proxy as being:
•	present for purposes of determining whether or not a quorum is present at the Annual Meeting, and;

•	entitled to vote on a particular subject matter at the Annual Meeting; therefore a “WITHHELD” or “ABSTAIN” vote is the same as voting against a proposal that has a required, affirmative voting threshold, such as proposal 2, but will have no effect on proposal 1, the election of our Class I directors, who are elected by a plurality of votes.

If you hold your common stock through a broker, the broker may be prevented from voting shares held in your brokerage account on some proposals (a broker non-vote) unless you have given the broker voting instructions. Shares that are subject to a broker non-vote are counted for purposes of determining whether a quorum exists but do not count for or against any particular proposal.

Deadline for Receipt of Stockholder Proposals

Stockholders may present proposals for action at a future annual meeting only if they comply with the requirements of the proxy rules established by the SEC. Stockholder proposals, including nominations for the election of directors, which are intended to be presented by such stockholders at our 2005 Annual Meeting of Stockholders must be received by us no later than December 7, 2004 to be considered for inclusion in the proxy statement and, proxy card relating to that meeting.

In addition to the SEC rules and regulations, our bylaws establish an advance notice procedure for proposals that a stockholder does not want to have included in our proxy statement relating to a meeting. Generally for these proposals, including the nomination of a person for director, a stockholder must provide written notice to our corporate secretary at least 90 days in advance of the meeting.

Moreover, your notice must contain specific information concerning the matters to be brought before the meeting. We urge you to read Section 2.15 of our bylaws in full in order to fully understand the requirements of bringing a proposal or nomination.

A copy of the full text of the bylaw provision relating to our advance notice procedure may be obtained by writing to our Corporate Secretary. All notices of proposals by stockholders, whether or not included in proxy materials, should be sent to Rambus Inc., 4440 El Camino Real, Los Altos, CA 94022, Attention: Corporate Secretary.

Director Communications

Our Board of Directors may be contacted by writing to them via regular mail at c/o Board of Directors, Rambus Inc., 4440 El Camino Real, Los Altos, CA 94022. If you wish to contact our Board of Directors or any member of the Audit Committee to report questionable accounting or auditing matters you may do so anonymously by using this mailing address and designating the communication as “confidential.”

Our process for handling communications to our Board of Directors is as follows:

•	Any stockholder communications that the Board is to receive will first go to the Secretary, who will log the date of receipt of the communication as well as (for non-confidential communications) the identity of the correspondent in our stockholder communications log.

•	Unless the communication is marked “confidential,” the General Counsel will review, summarize and, if appropriate, draft a response to the communication in a timely manner. The summary and response will be in the form of a memo, which will become part of the stockholder communications log that the general counsel maintains with respect to all stockholder communications.

•	The General Counsel will then forward the original stockholder communication along with the memo to the board member(s) (or committee chair if the communication is addressed to a committee) for review.

•	Any stockholder communication marked “confidential” will be logged by the General Counsel or Secretary as “received” but will not be reviewed, opened or otherwise held by the General Counsel or Secretary. Such confidential correspondence will be immediately forwarded to the addressee(s) without a memo or any other comment by the General Counsel or Secretary.

Annual Meeting Attendance

Members of the Company’s Board of Directors are invited but not required to attend the Annual Meeting of Stockholders. The 2003 Annual Meeting of Stockholders was attended by Directors William Davidow, Geoff Tate, and David Mooring.

PROPOSAL ONE:
ELECTION OF DIRECTORS

Our Board of Directors is currently comprised of nine members who are divided into two classes with overlapping two-year terms. We have five (5) Class I directors and four (4) Class II directors. At each annual meeting of stockholders, a class of directors is elected for a term of two (2) years to succeed those directors whose terms expire on the annual meeting date. A director serves in office until his or her respective successor is duly elected and qualified or until his or her earlier death or resignation. Any additional directorships resulting from an increase in the number of directors will be distributed among the two classes so that, as nearly as possible, each class will consist of an equal number of directors. Any vacancy occurring mid-term will be filled by a person selected by a majority of the other current members of the Board of Directors.

The Board of Directors has determined that all of our directors other than Dr. Horowitz, and Messers Tate and Mooring are “independent” as defined under NASD Rule 4200 and the applicable rules promulgated by the SEC.

Nominees

Five Class I directors are to be elected at the Annual Meeting for a two-year term ending in 2006. Based upon the recommendation of our Corporate Governance/Nominating Committee, our Board has nominated: Bruce Dunlevie, Charles Geschke, Mark Horowitz, Harold Hughes and David Mooring for re-election as Class I directors.

If Mr. Dunlevie, Dr. Geschke, Dr. Horowitz, Mr. Hughes or Mr. Mooring is unable or declines to serve as a director at the time of the Annual Meeting, proxies will be voted for a substitute nominee or nominees designated by the Board of Directors. We are not aware that any of these nominees will be unable or will decline to serve as a director.

Vote Required

Directors are elected by a plurality of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. This means that the five nominees who receive the greatest number of votes will be elected. There are no cumulative voting rights in the election of directors.

Information about the Nominees and Other Directors	The following table contains information regarding the Class I nominees and other directors as of February 1, 2004.

Nominees for Class I Directors

Name	Age	Principal Occupation and Business Experience
Bruce Dunlevie	47
Mr. Dunlevie has served as a director of Rambus since its founding in March 1990. He has been a General Partner of the venture capital firm Benchmark Capital since May 1995, and a general partner of the venture capital firm Merrill, Pickard, Anderson & Eyre since 1989. He holds a B.A. degree in History from Rice University and an M.B.A. from Stanford University. Mr. Dunlevie also serves on the board of palmOne, Inc., and several private companies.

Name	Age	Principal Occupation and Business Experience
Charles Geschke, Ph.D.	64
Dr. Geschke has served as a director of Rambus since February 1996. He is a co-founder of Adobe Systems Incorporated, a software company, and has served as a director of that company since 1982, as its Chief Operating Officer from 1986 to 1995, as its President from 1989 to 2000 and as its Chairman since 1997. Prior to 1982, Dr. Geschke held various positions with Xerox Corporation’s Palo Alto Research Center, including Manager of the Imaging Sciences Laboratory. He holds an A.B. degree in Classics and an M.S. degree in Mathematics from Xavier University of Ohio, and received his Ph.D. in Computer Science from Carnegie-Mellon University.

Mark Horowitz, Ph.D.	46
Dr. Horowitz has served as a director since co-founding Rambus in March 1990. Dr. Horowitz also served as a Vice President from March 1990 to May 1994 and currently serves in a part-time capacity as a member of the technical staff. Dr. Horowitz has taught at Stanford University since 1984 where he is currently a professor of Electrical Engineering and Computer Science. He holds B.S. and M.S. degrees in Electrical Engineering from the Massachusetts Institute of Technology and received his Ph.D. in Electrical Engineering from Stanford University.

Harold Hughes	58
Mr. Hughes has served as a director since June 2003. He served as a United States Army Officer from 1969 to 1972 before starting his private sector career with Intel Corporation, a semiconductor corporation. Mr. Hughes held a variety of positions within Intel Corporation from 1974 to 1997, including Treasurer, Vice President of Intel Capital, Chief Financial Officer, and Vice President of Planning and Logistics. Following Intel, Mr. Hughes was the Chairman and Chief Executive Officer of Pandesic, LLC. He also serves on the boards of Berkeley Technology, Ltd., Merant, PLC., Xilinx, Inc., a semiconductor corporation, and Remec, Inc., a semiconductor corporation. He holds a B.A. from the University of Wisconsin and an M.B.A. from the University of Michigan.

David Mooring	45
Mr. Mooring has served as a director since December 1999. Mr. Mooring served as our Vice President, Marketing and Sales from February 1991 until May 1994. He served as Vice President, Business Development from May 1994 to May 1997, and he later served as Sr. Vice President and General Manager of the Computer & Memory Group from May 1997 until his appointment as President in 1999. He served as President until January 2004, when he was appointed Executive Board Member and now serves as a Corporate Officer. From 1989 to 1991, he served as Vice President of Marketing and Sales at Vitesse Semiconductor, Inc., a semiconductor manufacturer. From 1980 to 1989, Mr. Mooring held various marketing and sales positions at Intel Corporation. Mr. Mooring holds a B.S. degree in Economics from Santa Clara University, an M.B.A. from Pepperdine University and an M.S. degree in Computer Engineering from the University of Southern California.

Incumbent Class II Directors Whose Terms Expire in 2005

Name	Age	Principal Occupation and Business Experience
William Davidow, Ph.D.	68
Dr. Davidow has served as Chairman of the Board since we were founded in March 1990. Since 1985, Dr. Davidow has been a general partner of Mohr, Davidow Ventures, a venture capital firm. From 1973 to 1985, he held a number of management positions at Intel Corporation, including Senior Vice President of Marketing and Sales, Vice President of the Microcomputer Division and Vice President of the Microcomputer Systems Division. Dr. Davidow holds A.B. and M.S. degrees in Electrical Engineering from Dartmouth College and the California Institute of Technology, respectively, and a Ph.D. in Electrical Engineering from Stanford University. He also serves as Chairman of the Board of Directors of FormFactor, Inc.

P. Michael Farmwald, Ph.D.	49
Dr. Farmwald has served as a director since co-founding Rambus in March 1990. In addition he served as Vice President and Chief Scientist from March 1990 to November 1993. Dr. Farmwald founded Skymoon Ventures, a venture capital firm, in 2000. In addition, Dr. Farmwald has co-founded other semiconductor companies, including Matrix Semiconductor, Inc. in 1997. Dr. Farmwald holds a B.S. degree in Mathematics from Purdue University and a Ph.D. in Computer Science from Stanford University.

Kevin Kennedy, Ph.D.	48
Dr. Kennedy has served as a director of Rambus since April 2003. He is currently Chief Executive Officer and a director at JDS Uniphase Corporation, a communications equipment corporation. From August 2001 to September 2003, Dr. Kennedy was the Chief Operating Officer of Openwave Systems, Inc., a software corporation. Prior to joining Openwave Systems Inc., Dr. Kennedy served seven years at Cisco Systems, Inc., a networking corporation, most recently as Senior Vice President of the Service Provider Line of Business and Software Technologies Division, and 17 years at Bell Laboratories. Dr. Kennedy is a director of Quantum Corporation, and Openwave Systems, Inc.

Geoff Tate	49
Mr. Tate currently serves as our Chief Executive Officer and a director. Mr. Tate served as President, Chief Executive Officer and a director from May 1990 to December 1999. From February 1989 to January 1990, Mr. Tate served as Senior Vice President and Corporate Officer, Microprocessor and Peripherals with Advanced Micro Devices, Inc. (AMD), a semiconductor manufacturer. From 1979 to 1989, Mr. Tate served in various marketing and product line management positions with AMD. Mr. Tate holds a B.S. degree in Computer Science from the University of Alberta and an M.B.A. from the Harvard Graduate School of Business Administration.

Board Meetings and Committees

The Board held a total of eight meetings during 2003. During 2003, each Board member, with the exception of Dr. Horowitz, attended 75% or more of the meetings of the Board and of the committees, if any, of which he was a member.

On three occasions, certain matters approved by the Board were approved by unanimous written consent.

Executive Sessions of the Independent Directors	During 2003, there were seven executive sessions of the independent directors.

Committees of the Board	During 2003, the Board had four standing committees:
•	an Audit Committee,
•	a Compensation Committee,
•	a Corporate Governance/Nominating Committee, and
•	a Stock Option Committee.

The following describes each committee, its current membership, the number of meetings held during 2003 and its function. All members of the Audit Committee, Compensation Committee, and Corporate Governance/Nominating Committee are “independent directors” as Defined in Rule 4200 of the Marketplace Rules of the National Association of Securities Dealers, Inc. (NASD).

Audit Committee

From January 2003 to July 2003, the Audit Committee consisted of Drs. Davidow and Geschke, and Mr. Dunlevie. Since July 2003, the Audit Committee has consisted of Dr. Davidow, and Messers. Dunlevie and Hughes, who serves as the chairman of the Audit Committee. The Audit Committee held five meetings during 2003.

The Audit Committee oversees our corporate accounting and financial reporting processes and controls, as well as our internal and external audits. Its duties include:

•	Providing the results of its examinations, and recommendations derived from these examinations, to the Board of Directors,
•	Outlining to the Board of Directors improvements made, or to be made, in internal accounting controls,
•	Retaining the independent auditors, and
•	Providing additional information and materials that may be necessary to make the Board of Directors aware of significant financial matters that require attention.

Compensation Committee

From January 2003 to July 2003, the Compensation Committee consisted of Drs. Farmwald and Geschke and Mr. Dunlevie, with Dr. Geschke acting as chairman of the Compensation Committee. Since July 2003, the Compensation Committee has consisted of Mr. Dunlevie and Drs. Kennedy and Geschke, who serves as the chairman of the Compensation Committee. The Compensation Committee, which met five times during 2003, reviews and makes recommendations to the Board regarding all forms of compensation to be provided to the executive officers and directors of Rambus, including base compensation, bonuses, and stock compensation. The Compensation Committee acted by unanimous written consent twice during 2003. All members of the Compensation Committee are non-employee, outside directors.

Compensation Committee Interlocks and Insider Participation

Our Compensation Committee is currently comprised of Drs. Geschke and Kennedy and Mr. Dunlevie. No interlocking relationship exists between any member of our Compensation Committee and any member of any other company’s board of directors or compensation committee, nor has any such interlocking relationship existed in the past. No member of the Compensation Committee is, or was formerly, an officer or an employee of Rambus.

Corporate Governance/ Nominating Committee

From January 2003 to July 2003, the Corporate Governance/Nominating Committee consisted of Drs. Davidow and Geschke, and Mr. Dunlevie, with Dr. Davidow acting as chairman of the Committee. Since July 2003, the Corporate Governance/Nominating Committee has consisted of Drs. Kennedy, Farmwald and Davidow, who serves as Chairman of the Corporate Governance/Nominating Committee. The Corporate Governance/Nominating Committee met four times in 2003. The Corporate Governance/Nominating Committee recommends and approves Corporate Governance Guidelines for Rambus to follow. In addition, the Corporate Governance/Nominating Committee evaluates and makes recommendations to the Board concerning the appointment of directors to Board committees, the selection of Board committee chairs, and the proposal of the Board slate for election.

It is the policy of the Corporate Governance/Nominating Committee to consider nominees recommended by stockholders for election to the Board. Stockholder recommendations for candidates to the Board of Directors must be directed in writing to Rambus, Inc., Corporate Secretary, 4440 El Camino Real, Los Altos, CA 94022, and must include: the candidates name, age, business address and residence address, the candidates principal occupation or employment, the number of shares of the company which are beneficially owned by such candidate, a description of all arrangements or understandings between the stockholder making such nomination and any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the stockholder, detailed biographical data and qualifications, and information regarding any relationships between the candidate and the Company within the last three years, and any other information relating to such nominee that is required to be disclosed in solicitations of proxies for elections of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended. A stockholder’s recommendation to the Secretary must also set forth: the stockholder’s name and address, as they appear on the our books, the class and number of shares of the Company which are beneficially owned by the stockholder and the date such shares were acquired by the stockholder, any material interest of the stockholder in such nomination, any other information that is required to be provided by the stockholder pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, in his capacity as a proponent to a stockholder proposal, and a statement from the recommending stockholder in support of the candidate, references for the candidate, and an indication of the candidate’s willingness to serve, if elected.

Except as may be required by rules promulgated by NASD or the SEC, there are currently no specific, minimum qualifications that must be met by each candidate for the Board of Directors, nor are there any specific qualities or skills that are necessary for one or more of the members of the Board of Directors to posses.

Corporate Governance/ Nominating Committee Charter	The Corporate Governance/Nominating Committee has a charter that is available on our website at www.rambus.com.

Stock Option Committee

The Stock Option Committee consisted of one member, Geoff Tate, our Chief Executive Officer. The Stock Option Committee, which was established in February 1997, had the authority (subject to limitations, if any, which may be established by the Board) to administer the issuance of stock options under our 1997 Stock Plan (the 1997 Stock Plan) and our 1999 Non-Statutory Stock Option Plan (the 1999 Stock Plan) of up to 100,000 shares per employee per year, other than to executive officers and members of our Board of Directors. In addition, the Stock Option Committee had the authority to administer the issuance of common stock equivalents under the 1997 Stock Plan. The Stock Option Committee acted by written consent thirteen times during 2003. In October 2003, the Board of Directors dissolved the Stock Option Committee and vested the power and authority of this committee in the Compensation Committee.

PROPOSAL TWO:
RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

Based upon the recommendation of the Audit Committee, the Board has appointed PricewaterhouseCoopers LLP as the independent auditors to Rambus to audit our consolidated financial statements for the year ending December 31, 2004.

Although ratification by stockholders is not required by law, the Board has conditioned its appointment of the independent auditors upon the receipt of the affirmative vote of a majority of the votes duly cast at the Annual Meeting. If the stockholders do not ratify the appointment of PricewaterhouseCoopers LLP, the Board and the Audit Committee will reconsider their selection.

Notwithstanding its selection, the Audit Committee, in its discretion, may hire new independent auditors at any time during the year if the Audit Committee believes that such a change would be in the best interest of Rambus and its stockholders.

Our History with PricewaterhouseCoopers

PricewaterhouseCoopers LLP (or its predecessor, Coopers & Lybrand L.L.P.) has audited our financial statements since 1991. Representatives of PricewaterhouseCoopers LLP may be present at the Annual Meeting to respond to appropriate questions and to make a statement if they so desire.

Independent Auditors Fees and Services

The aggregate fees billed for professional accounting services by PricewaterhouseCoopers LLP for the year ended December 31, 2003, the transition period from October 1, 2002 to December 31, 2002, and the fiscal year ended September 30, 2002 are as follows:

	Year Ended December 31, 2003	Transition Period	Fiscal Year Ended September 30, 2002
Audit Fees	$132,875	$56,500	$122,500
Audit Related Fees (1)	$53,583	$0	$0
Tax Fees(2)	$145,360	$60,000	$219,000
All Other Fees	$0	$0	$0
Total Fees	$331,818	$116,500	$341,500

(1)	Includes fees for acquisition services, consultations and a Form S-8 filing.
(2)	Includes fees for tax return preparation and technical tax advice.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent auditors and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis.

Percentage of Audit Fees Pre-Approved	During 2003, 100% of all audit and permissible non-audit services were pre-approved by the Audit Committee.
Independence of PricewaterhouseCoopers	The Audit Committee has determined that the accounting advice and tax services provided by PricewaterhouseCoopers LLP are compatible with maintaining PricewaterhouseCoopers LLP’s independence.
Vote Required

The affirmative vote of a majority of the shares present and entitled to vote at the Annual Meeting will be required to ratify the appointment of PricewaterhouseCoopers LLP as our independent auditors.

The Board unanimously recommends that you vote “FOR” the ratification of PricewaterhouseCoopers LLP as our independent auditors for the year ending December 31, 2004.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Under the proxy rules of the SEC, a person who directly or indirectly has or shares voting power or investment power with respect to a security is considered a beneficial owner of the security. Voting power is the power to vote or direct the voting of shares, and investment power is the power to dispose of or direct the disposition of shares.

The following table sets forth certain information as of February 1, 2004, regarding beneficial ownership of our common stock by (i) each person who is known to us to own beneficially more than five percent (5%) of our common stock, (ii) each director and each nominee for election as a director of Rambus, (iii) each executive officer named in the Summary Compensation Table of this Proxy Statement, and (iv) all of our current directors and officers as a group. The information on beneficial ownership in the table and the footnotes is based upon our records and the most recent Schedule 13D or 13G filed by each such person or entity and information supplied to us by such person or entity. Unless otherwise indicated, each person has sole voting power and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Shares subject to options which are exercisable within 60 days of February 1, 2004 are deemed to be outstanding and to be beneficially owned by the person holding such options for the purpose of computing the percentage ownership of such person, but are not deemed to be outstanding and to be beneficially owned for the purpose of computing the percentage ownership of any other person. Unless otherwise stated, the address for the following parties is c/o Rambus, Inc., 4440 El Camino Real, Los Altos, CA 94022.

Name or Group of Beneficial Owners	Number of Shares Beneficially Owned (1)	Options Included in Beneficial Ownership	Percentage of Shares Beneficially Owned (1)
Stuart J. Steele(2) 436 South River Road Bedford, New Hampshire, 03110	6,996,035		7.0
Geoff Tate(3)	5,045,253	1,811,931	4.9
David Mooring(4)	1,676,797	1,104,270	1.7
Robert K. Eulau(5)	337,302	321,582	*
Ed Larsen(6)	170,959	167,107	*
John Danforth(7)	189,613	184,162	*
William Davidow(8)	1,106,556	75,004	1.1
Bruce Dunlevie(9)	717,492	240,000	*
P. Michael Farmwald(10)	3,373,436	2,500	3.4
Charles Geschke(11)	367,500	200,000	*
Mark Horowitz(12)	1,965,676	15,500	2.0
Kevin Kennedy (13)	12,500	12,500	*
Harold Hughes (14)	7,500	7,500	*
All current directors and officers as a group (16 persons)(15)	16,007,191	5,061,639	15.2

*(Less than 1%)

(1)	Percentage of shares beneficially owned is based on 100,490,304 shares outstanding as of February 1, 2004.
(2)	As reported on Schedule 13G filed on October 14, 2003.
(3)	Includes 1,811,931 shares subject to options of which 1,698,597 shares were vested and 113,334 shares were unvested as of February 1, 2004. Also includes 60,000 shares held of record by Mr. Tate’s wife, Colleen Thygesen Tate, as Trustee for their children.
(4)	Includes 1,104,270 shares subject to options, of which 990,936 shares were vested and 113,334 shares were unvested as of February 1, 2004.
(5)	Includes 321,582 shares subject to options, of which 298,776 shares were vested and 22,806 shares were unvested as of February 1, 2004.
(6)	Includes 167,107 shares subject to options, of which 151,107 were vested and 16,000 were unvested as of February 1, 2004.
(7)	Includes 184,162 shares subject to options, of which 159,595 shares were vested and 24,567 shares were unvested as of February 1, 2004.
(8)	Includes 75,004 shares subject to options, of which 55,002 shares were vested and 20,002 shares were unvested as of February 1, 2004.
(9)	Includes 240,000 shares subject to options, of which 219,998 shares were vested and 20,002 shares were unvested as of February 1, 2004. Also includes 32,000 shares held by Mr. Dunlevie as trustee for his children.
(10)	Includes 2,500 shares subject to options, of which 1,666 shares were vested and 834 shares were unvested as of February 1, 2004.
(11)	Includes 167,500 shares held of record by The Geschke Family Trust dated 9/25/87, and 200,000 shares subject to options, of which 179,998 shares were vested and 20,002 shares were unvested as of February 1, 2004.
(12)	Includes 15,500 shares subject to options, of which 13,999 shares were vested and 1,501 shares were unvested as of February 1, 2004.
(13)	Includes 12,500 shares subject to options, of which 9,999 shares were vested and 2,501 shares were unvested as of February 1, 2004.
(14)	Includes 7,500 shares subject to options, of which 5,833 shares were vested and 1,667 shares were unvested as of February 1, 2004.
(15)	Includes 5,061,639 shares subject to options, of which 4,624,197 shares were vested and 437,442 shares were unvested as of February 1, 2004. Also includes 13,335 shares held in aggregate by immediate family members of other executive officers not required to be individually listed in this table.

OUR EXECUTIVE OFFICERS

Information regarding our executive officers and their ages and positions as of February 1, 2004, is contained in the table below. Our executive officers are appointed by, and serve at the discretion of, the Board. There is no family relationship between any of our executive officers and any of our directors or director nominees.

Name	Age	Position and Business Experience
Geoff Tate	49
Mr. Tate currently serves as our Chief Executive Officer and a director. Mr. Tate served as President, Chief Executive Officer and director from May 1990 to December 1999. From February 1989 to January 1990, Mr. Tate served as Senior Vice President and Corporate Officer, Microprocessor and Peripherals with Advanced Micro Devices, Inc. (AMD), a semiconductor manufacturer. From 1979 to 1989, Mr. Tate served in various marketing and product line management positions with AMD. Mr. Tate holds a B.S. degree in Computer Science from the University of Alberta and an M.B.A. from the Harvard Graduate School of Business Administration.

David Mooring	45
Mr. Mooring has served as a director since December 1999. Mr. Mooring served as our Vice President, Marketing and Sales from February 1991 until May 1994. He served as Vice President, Business Development from May 1994 to May 1997, and he later served as Sr. Vice President and General Manager of the Computer & Memory Group from May 1997 until his appointment as President in 1999. He served as President until January 2004, when he was appointed Executive Board Member, and now serves as a Corporate Officer. From 1989 to 1991, he served as Vice President of Marketing and Sales at Vitesse Semiconductor, Inc., a semiconductor manufacturer. From 1980 to 1989, Mr. Mooring held various marketing and sales positions at Intel Corporation. Mr. Mooring holds a B.S. degree in Economics from Santa Clara University, an M.B.A. from Pepperdine University and an M.S. degree in Computer Engineering from the University of Southern California.

John D. Danforth	46
Sr. Vice President, General Counsel and Secretary.  John D. Danforth joined us in October 2001 as Sr. Vice President, General Counsel and Secretary. From 2000 to 2001, Mr. Danforth was Sr. Vice President, General Counsel and Secretary for Niku Corp., an enterprise software applications company. From 1994 to 2000, he served as Vice President, General Counsel and Secretary of Creative Labs, Inc., a manufacturer of PC peripherals. From 1985 to 1994, Mr. Danforth was with the law firm of Morrison & Foerster, becoming a partner in 1988. Prior to that Mr. Danfroth had worked for a New York litigation firm and had been a law clerk on the Ninth Circuit Court of Appeals. Mr. Danforth holds a B.A. degree in History, the Arts & Letters from Yale College and a J.D. from Columbia Law School. He is a member of the Bar Associations of California and New York.

Name	Age	Position and Business Experience
Kevin Donnelly	42
Vice President, Logic Interface Division.  Kevin Donnelly joined us in 1993, and leads the development and deployment of logic interface products. From November 1999 to October 2000, he served as Vice President, Consumer and Communications Products Division, where he developed non-computing applications for RDRAM interface solutions. From March 1999 to November 1999, Mr. Donnelly held the position of Vice President, Platform Architecture Division where he focused on the design of I/O circuits and management of circuit design groups. From January 1995 thru March 1999, Mr. Donnelly was a Circuit Design Manger. Before joining Rambus, Mr. Donnelly held engineering positions at National Semiconductor, Sipex, and Memorex, over an eight year period. He holds a B.S. in Electrical Engineering and Computer Sciences from the University of California, Berkeley, and an M.S. degree in Electrical Engineering from San Jose State University.

Robert K. Eulau	42
Sr. Vice President, Finance and Chief Financial Officer.  Robert K. Eulau joined us in May 2001. He was appointed Sr. Vice President, Finance, Chief Financial Officer in July 2001. From 1985 to 2001, Mr. Eulau held various financial and marketing management positions at Hewlett-Packard Company, a hardware manufacturer, most recently he was Vice President and CFO of the Business Customer Organization. Mr. Eulau holds a B.A. degree in Mathematics from Pomona College and an M.B.A. in Finance and Accounting from the University of Chicago.

Ed Larsen	51
Sr. Vice President, Administration.  Ed Larsen has served as our Sr. Vice President, Administration since December 1999. Mr. Larsen joined us in September 1996 as Vice President, Human Resources. Mr. Larsen has also held various human resources positions with Cirrus Logic, Inc, a semiconductor manufacturer, Zilog, Inc., VLSI Technology, Inc., and Motorola, Inc. Mr. Larsen holds a B.S. degree in Business Administration from the University of Minnesota.

Ron May	49
Vice President, Corporate Marketing. Ron May joined Rambus in September 2003 and directs our corporate marketing and communications efforts, including advertising, public relations, user events, trade shows and our on-line presence. From January 2001 to September 2003, Mr. May was Vice President of Corporate Marketing and Communications at Synopsys, Inc., a software and programming company. From October 1998 to January 2001, Mr. May served as Director Brand Strategy and Corporate Marketing at Quantum Corporation, a computer storage devices company. Mr. May has over twenty years of high tech and consumer products marketing experience from Tandem Computers, Logitech, Inc., PacTel Corporation, Sanyo Electric and Mattel, Inc. He holds a B.A. in American History from California State University, Northridge and an M.B.A. from Golden Gate University.

Name	Age	Position and Business Experience
Samir Patel	44
Vice President, Memory Interface Division. Samir Patel co-leads the development and deployment of memory interface products, including Rambus DRAM and XDR DRAM. Mr. Patel joined Rambus in 1991 and held various engineering positions before becoming Vice President of the Memory Interface Division in November 1999. Prior to Rambus, Mr. Patel held various engineering positions of increasing responsibility at Sun Microsystems, Catalyst Semiconductor, and National Semiconductor. Mr. Patel holds an M.S. degree in Electrical Engineering from UC Santa Barbara, and B.S. degree in Electrical Engineering from the Indian Institute of Technology in Bombay, India.

Laura Stark	35
Vice President, Memory Interface Division. Laura Stark joined Rambus in 1996 as Strategic Accounts Manager, and held the positions of Strategic Accounts Director and Vice President, Alliances and Infrastructure, before assuming her current position in October 2000. Prior to Rambus, Ms. Stark held various positions in the semiconductor products division of Motorola, a communications equipment company, during a six-year tenure, including Technical Sales Engineer for the Apple sales team and Field Application Engineer for the Sun and SGI sales teams. Ms. Stark holds a B.S. degree in Electrical Engineering from the Massachusetts Institute of Technology.

EXECUTIVE COMPENSATION AND OTHER MATTERS

Executive Compensation

The following table sets forth information regarding the compensation of our Chief Executive Officer and our next four most highly compensated executive officers for services rendered in all capacities for the last three fiscal years.

In April 2003, we changed our fiscal year end from September 30 to December 31. The three-months represent the interim period from October 1, 2002 thru December 31, 2002.

SUMMARY COMPENSATION TABLE
				Long-Term Compensation Awards
Name and Principal		Annual Compensation		Restricted Stock	Securities Underlying	All Other Compensation
Position	Year	Salary	Bonus(1)	Awards	Options(#)	(2)
Geoff Tate	CY 2003	$282,400	$277,987	—	350,000	1,560
Chief Executive	Three-months	71,539	88,359	—	400,000	390
Officer	FY 2002	270,003	344,860	—	100,000	$1,560
	FY 2001	250,008	104,448	—	840,000	1,800
David Mooring(3)	CY 2003	312,000	277,987	—	200,000	1,560
President	Three-months	75,000	88,359	—	400,000	390
	FY 2002	231,308	343,914	—	100,000	1,560
	FY 2001	240,000	98,509	—	840,000	1,736
Robert K. Eulau(4)	CY 2003	250,000	170,838	—	70,000	1,560
Sr. Vice President,	Three-months	60,000	53,219	—	80,000	390
Finance and Chief	FY 2002	236,250	202,962	—	—	1,560
Financial Officer	FY 2001	93,750	50,000	—	675,000	266
John D. Danforth(5)	CY 2003	250,000	143,000	—	70,000	796
Sr. Vice President,	Three-months	62,500	42,517	—	80,000	199
General Counsel	FY 2002	230,506	133,891	—	550,000	796
and Secretary	FY 2001	—	—	—	—	—
Ed Larsen	CY 2003	197,295	133,035	—	70,000	1,560
Sr. Vice President,	Three-months	41,622	43,814	—	80,000	390
Administration	FY 2002	187,924	163,028	—	—	1,560
	FY 2001	177,481	80,154	—	220,000	1,480

(1)	Earned for services during year.
(2)	Consists of group term life insurance premiums paid by Rambus.
(3)	Mr. Mooring resigned as President on January 15, 2004, and has served as a Corporate Officer since then.
(4)	Mr. Eulau joined us in May 2001.
(5)	Mr. Danforth joined us in October 2001.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2003 with respect to the shares of our common stock that may be issued under our existing equity compensation plans.

	A	B	C
Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants, and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants, and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column A)
Equity Compensation Plans Approved by Stockholders	18,518,235	$14.38	346,854
Equity Compensation Plans Not Approved by Stockholders	9,125,566	$15.16	3,569,805
Total	27,643,801		3,916,659

In October 1999, we adopted our 1999 Nonstatutory Stock Option Plan, which authorizes the issuance of nonstatutory options to employees and consultants. The 1999 Nonstatutory Stock Option Plan is our only equity compensation plan that was not approved by our stockholders. We have reserved 14,800,000 shares of common stock for issuance under the plan. The plan expires ten years after adoption, and our Board of Directors or a committee designated by our Board of Directors has the authority to determine to whom options will be granted, the number of shares, the vesting period, the expiration date, and the exercise price (which generally is the fair market value at the date of grant).

OPTION GRANTS IN 2003

The following table sets forth information regarding options granted during 2003 to each of the persons named in the Summary Compensation Table.

	Individual Grants
	Number of Securities Underlying Options		% of Total Options Granted to Employees in 2003	Exercise Price Per Share	Expiration	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation For Option Term (1)
Name	Granted		(2)	(3)	Date	5%	10%
Geoff Tate	150,000	(4)	3.3818	$25.16	11/25/13	$2,373,448	$6,014,784
	200,000	(5)	4.5091	25.16	11/25/13	3,164,598	8,019,712
David Mooring	200,000	(6)	4.5091	25.16	11/25/13	3,164,598	8,019,712
Robert K. Eulau	30,000	(4)	0.6764	25.16	11/25/13	474,690	1,202,957
	40,000	(5)	0.9018	25.16	11/25/13	632,920	1,603,942
John D. Danforth	70,000	(5)	1.5782	25.16	11/25/13	1,107,609	2,806,899
Ed Larsen	70,000	(7)	1.5782	25.16	11/25/13	1,107,609	2,806,899

(1)	Potential realizable value is based on the assumption that our common stock appreciates at the annual rate shown (compounded annually) from the date of grant until the expiration of the ten-year term. These numbers are calculated based on SEC requirements and do not reflect our estimate of future stock price growth.
(2)	We granted options to purchase 4,435,500 shares of common stock to all employees during 2003.
(3)	Unless otherwise indicated, options were granted at an exercise price equal to the fair market value of our common stock at the date of grant.
(4)	Options granted vest ratably over 12 months in 2007.
(5)	Options granted vest ratably over 12 months in 2008.
(6)	Options granted vest ratably over 24 months in 2007 and 2008.
(7)	Options granted vest ratably over 24 months in 2005 and 2006.

OPTION GRANTS IN TRANSITION PERIOD

The following table sets forth information regarding options granted during the transition period from October 1, 2002 to December 31, 2002 to each of the persons named in the Summary Compensation Table.

	Individual Grants
	Number of Securities Underlying Options		% of Total Options Granted to Employees in Transition	Exercise Price Per Share	Expiration	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation For Option Term (1)
Name	Granted		Period (2)	(3)	Date	5%	10%
Geoff Tate	400,000	(4)	24.7709	$8.637	11/21/12	$2,172,705	$5,506,061
David Mooring	400,000	(4)	24.7709	8.637	11/21/12	2,172,705	5,506,061
Robert K. Eulau	80,000	(4)	4.9542	8.637	11/21/12	434,541	1,101,212
John D. Danforth	80,000	(4)	4.9542	8.637	11/21/12	434,451	1,101,212
Ed Larsen	80,000	(4)	4.9542	8.637	11/21/12	434,541	1,101,212

(1)	Potential realizable value is based on the assumption that our common stock appreciates at the annual rate shown (compounded annually) from the date of grant until the expiration of the ten-year term. These numbers are calculated based on SEC requirements and do not reflect our estimate of future stock price growth.
(2)	We granted options to purchase 1,614,800 shares of common stock to all employees during the period from October 1, 2002 to December 31, 2002.
(3)	Unless otherwise indicated, options were granted at an exercise price equal to the fair market value of our common stock at the date of grant.
(4)	Options granted vest ratably over the 60 months beginning October 2002.

AGGREGATED OPTION EXERCISES IN 2003 AND YEAR-END OPTION VALUES

The following table sets forth information with respect to persons named in the Summary Compensation Table concerning exercised and unexercised options held as of December 31, 2003.

	Shares Acquired on	Value	Number of Securities Underlying Unexercised Options at 12/31/03(1)		Value of Unexercised In-the-Money Options at 12/31/03(2)
Name	Exercise	Realized	Vested	Unvested	Vested	Unvested
Geoff Tate	—	—	1,641,934	1,765,000	$31,115,176	$25,317,950
David Mooring	—	—	1,365,000	1,615,000	25,429,474	$24,486,950
Robert K. Eulau	67,000	1,158,574	279,041	478,959	6,076,768	9,829,262
John D. Danforth	—	—	187,314	512,686	4,239,288	10,473,552
Ed Larsen	250,000	3,141,601	322,501	350,000	5,154,768	5,169,828

(1)	Although some options are immediately exercisable for all the option shares, any shares purchased under such an option are subject to repurchase by Rambus, at the exercise price paid per share, in the event the optionee ceases to provide services to Rambus prior to vesting in those shares.
(2)	Market value of underlying securities based on the closing price of the Rambus Common Stock on December 31, 2003 on the Nasdaq Stock Market of $30.70 minus the exercise price.

Change of Control and Severance Arrangements

Mr. Mooring, Rambus Executive Board Member and Corporate Officer, entered into an employment agreement with the Company dated as of January 14, 2004. The agreement has a term of two years. During the first year, Mr. Mooring is entitled to receive cash compensation equal to his 2003 base salary of $312,000, and a target bonus equal to his 2003 target bonus of $277,987. During the second year, Mr. Mooring will work part-time and be entitled to receive 50% of his 2004 full-time base salary and pro-rated target bonus. During his employment with us, Mr. Mooring is entitled to participate in all applicable employee benefit programs.

Under the employment agreement, if Mr. Mooring’s employment is terminated prior to January 17, 2006:

•	without cause by the Company, with “cause” being defined in the agreement
•	by Mr. Mooring for “good cause” (as defined in the agreement) or
•	as a result of Mr. Mooring’s “disability” (as defined in the agreement)

and

Mr. Mooring executes and does not revoke a release of claims in favor of us. Mr. Mooring would receive the following benefit as of the date of his termination:

•	shares held by Mr. Mooring subject to any vesting would accelerate and become immediately exercisable as if he had remained employed by us through January 17, 2006.

For example, if on March 15, 2004 Mr. Mooring’s employment was terminated for one of the above reasons, 846,671 shares of our common stock would accelerate and become immediately exercisable.

On February 27, 2004, Mr. Mooring implemented a 10b-5-1 trading plan to effect the sale of up to 105,051 shares per month of our common stock over the next 12 months if certain price thresholds are met.

Director Compensation

At a meeting of the Compensation Committee on April 10, 2003, a compensation plan for non-employee directors of the Company was adopted that includes a cash retainer of $25,000 per year payable in quarterly installments at the end of each quarter. The compensation plan further provides that the chairman of the Audit Committee will receive an additional retainer of $5,000 per year, payable in quarterly installments at the end of each quarter. In addition, all non-employee directors are entitled to reimbursement of all reasonable out-of-pocket expenses incurred in connection with their attendance at Board and committee meetings.

All non-employee directors are eligible to receive stock options pursuant to the discretionary option grant program in effect under our 1997 Stock Plan. The 1997 Stock Plan also provides for an automatic grant of an option to purchase 40,000 shares of our common stock to each new non-employee, non-founder director. These shares vest 25% on the first anniversary of the grant date and 1/48 of the total shares per month after the first anniversary.

In addition, each director, excluding Dr. Horowitz, Mr. Tate and Mr. Mooring, is automatically granted an option to purchase 20,000 shares effective October 1 of each year provided he or she is then a director and, provided further, that on such date he or she has served on the Board of Directors for at least six months. On October 1, 2003, Dr. Davidow, Mr. Dunlevie, Dr. Farmwald, Dr. Geschke, and Dr. Kennedy were each granted an option to purchase 20,000 shares of Rambus common stock with an exercise price equal to the closing price of Rambus common stock on the Nasdaq Stock Market. These shares vest ratably over 48 months, starting one month after the grant date.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers, directors and ten percent stockholders to file reports of ownership and changes in ownership with the SEC. The same persons are required to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of these forms, we believe that during 2003 all of our executive officers, directors and ten percent stockholders complied with the applicable filing requirements.

Certain Relationships and Related Transactions

In December 2002, Rambus engaged Enigma Semiconductor, Inc. to provide services to Rambus in exchange for a service fee. In February 2003, Rambus purchased 1,894,837 shares of Series A preferred stock of Enigma Semiconductor, Inc. for $400,000. As of December 31, 2003 the Series A financing, Rambus’s ownership interest represented approximately 14.9% of the outstanding shares of Enigma Semiconductor Inc. In May 2003, Rambus licensed its serial link technology to Enigma Semiconductor, Inc. in exchange for royalties based on Enigma Semiconductor Inc.’s sales of products incorporating the licensed technology. Kevin Donnelly, our Vice President, Logic Interface Division is a director of Enigma.

In February 2003, Rambus licensed its serial link technology to Raza Microelectronics, Inc. in exchange for a license fee, engineering fees, and royalties based on Raza Microelectronics, Inc.’s sales of products incorporating the licensed technology. In November 2003, Rambus signed an amendment to its serial link technology agreement with Raza Microelectronics, Inc. in exchange for an additional license fee, engineering fees, and royalties based on Raza Microelectronics Inc.’s sales of products incorporating the licensed technology. This amendment was approved by a majority of the independent and disinterested members of the Board of Directors. Bruce Dunlevie, a member of our Board of Directors, is a director of Raza Microelectronics, Inc.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

The following is the report of the Compensation Committee of the Board with respect to the compensation paid to our executive officers during 2003. Actual compensation earned during 2003 by the persons named in the Summary Compensation Table is shown in the Summary Compensation Table.

Members and Purpose of Compensation Committee

The Compensation Committee currently consists of directors Bruce Dunlevie, Charles Geschke, and Kevin Kennedy, none of whom are employees or officers of Rambus. The Compensation Committee sets policy and administers our cash and equity incentive programs for the purpose of attracting and retaining highly-skilled executives and key employees who will promote our business goals and build long-term stockholder value. The Compensation Committee is also responsible for reviewing and making recommendations to the Board regarding all other forms of compensation for our executive officers.

Compensation Committee Charter	The Compensation Committee has a charter that is available on our website at www.rambus.com.
Compensation Philosophy and Policies

The policy of the Compensation Committee is to attract and retain key personnel through the payment of competitive base salaries and to encourage and reward performance through bonuses and stock ownership.

The Compensation Committee’s objectives are to:

•	ensure that there is an appropriate relationship between executive compensation and the creation of stockholder value;

•	ensure that the total compensation program will motivate, retain and attract executives of outstanding abilities; and

•	ensure that current cash and equity incentive opportunities are competitive with comparable companies.

Elements of Compensation	Compensation for executive officers and key employees includes both cash and equity elements.

Cash Compensation.    Cash compensation consists of base salary, which is determined on the basis of the level of responsibility, expertise and experience of the employee and competitive conditions in the industry. In addition, cash bonuses may be awarded to executive officers and other key employees. Cash bonuses for executive officers were based on the following measures of our performance: operating income and other performance goals.

Equity Compensation.    Ownership of our common stock is a key element of executive compensation. Our officers and other employees are eligible to participate in the 1997 Stock Plan and the 1997 Employee Stock Purchase Plan (the Purchase Plan). Non-executive officer employees are also eligible to participate in the 1999 Stock Plan. The 1997 Stock Plan permits the Board or the Compensation Committee to grant stock options, stock purchase rights and common stock equivalents to employees, including executive officers, on such terms as the Board or the Compensation Committee may determine. The 1999 Stock Plan permits the Board or the Compensation Committee to grant stock options to employees on such terms as the Board or the Compensation Committee may determine. The Compensation Committee has authority to grant and administer stock options to all of our employees. The Stock Option Committee could also grant options to all employees, other than our executive officers and directors before its dissolution in October 2003.

In determining the size of a stock option grant to a new executive officer or other new key employee, the Compensation Committee takes into account equity participation by comparable employees within Rambus, external competitive circumstances and other relevant factors. These options typically vest ratably over 60 months and thus require the employee’s continuing services to the Company. Additional options may be granted to current employees to reward exceptional performance or to provide additional unvested equity incentives. The vesting of these additional stock options usually will not begin until previous option grants have become fully vested, at which point they will generally vest ratably over a one or two year period.

Purchase Plan.    The Purchase Plan permits employees to acquire our common stock through payroll deductions and promotes broad-based equity participation throughout Rambus.

The Compensation Committee believes that these stock plans align the interests of the employees with the long-term interests of the stockholders.

401(k) Plan.    The Company also maintains a 401(k) Plan to provide retirement benefits through tax deferred salary deductions for all employees. We contribute an additional 10% of each employee’s contributions on a quarterly basis. The contribution made by us is immediately vested.

Section 162(m)

The Compensation Committee has considered the potential future effects of Section 162(m) of the Internal Revenue Code of 1986, as amended. Section 162(m) limits the deductibility by public companies of certain executive compensation in excess of $1 million per executive per year, but excludes from the calculation of such $1 million limit certain elements of compensation, including performance-based compensation, provided that certain requirements are met.

None of our executive officers approached the $1 million limit in 2003 nor is any expected to approach such limit in 2004. However, the provisions of Section 162(m) merit current consideration because, under certain circumstances, the difference between the fair market value and the exercise price of options granted in the present time period, measured at the time of exercise, could be included in the calculation under Section 162(m) of the executive officers’ compensation in the time period in which the exercise occurs.

This result can be avoided if the plans under which such options are granted comply with certain requirements at the time of grant, including administration by a committee consisting solely of two or more outside directors and stockholder approval of the terms of the plan, including approval of an annual limit stated in the plan on the number of shares with respect to which options may be granted to any employee. Our 1997 Stock Plan has been designed and administered to meet these requirements. We have not attempted to structure other elements of executive compensation to qualify as performance-based compensation for purposes of Section 162(m).

2003 Executive Compensation

Our executive compensation philosophy is that base salary and cash bonuses should reflect our overall financial and non-financial performance and that non-cash compensation should be closely aligned with stockholder interests.

2003 Chief Executive Officer Compensation

Geoff Tate joined us as President and Chief Executive Officer in 1990 and served as Chief Executive Officer during 2003. Mr. Tate served as President from May 1990 to December 1999. Mr. Tate does not have an employment or severance agreement with us. In setting Mr. Tate’s compensation, the Compensation Committee, in addition to considering the factors for all executive officers described above, also considers data reflecting comparative compensation information from other companies.

In 2003, Mr. Tate’s compensation was based on our overall performance in relation to goals set in the beginning of the year. This amount, in addition to annual incentives, was estimated to provide an annual cash compensation level at the average compensation amounts of comparable companies. In setting this amount, the Compensation Committee took into account (i) its belief that Mr. Tate is a Chief Executive Officer of a leading technology company who has significant and broad-based experience in the semiconductor industry, (ii) the scope of Mr. Tate’s responsibility, and (iii) the Board’s confidence in Mr. Tate to lead Rambus’s continued growth and development. Considering these factors, Mr. Tate was granted options in the transition period from October 1, 2002 to December 31, 2002 to purchase 400,000 shares of common stock. These options vest ratably over the 60 months beginning in October 2002. In 2003, Mr. Tate was granted options to purchase 150,000 and 200,000 shares of common stock. These options vest ratably over 12 months beginning and ending in 2007 and 2008, respectively. The Compensation Committee has determined these grants are consistent with competitive practices, provide an incentive for future performance, increase Mr. Tate’s incentive to remain with us in the future, and to closely align Mr. Tate’s interest with those of our stockholders.

During the year ended December 31, 2003, Rambus achieved several of its corporate objectives, such as revenue growth and litigation progress, that the Compensation Committee had established to measure Mr. Tate’s performance. The Compensation Committee then analyzed Mr. Tate’s individual performance as exceeding expectations, primarily reflecting his success in Rambus’s achievement of these goals.

Respectfully submitted by:

THE COMPENSATION COMMITTEE
OF THE BOARD OF DIRECTORS

Charles Geschke, Chairman
Bruce Dunlevie
Kevin Kennedy

THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The information regarding our Audit Committee set forth below shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the 1934 Securities Exchange Act, as amended, except to the extent that we specifically incorporate it by reference in such filing.

Audit Committee Charter

The Board adopted and approved a charter for the Audit Committee in January 1998. In November 2002, the Board amended the Audit Committee charter. The Board amended and restated the Audit Committee charter in March 2004 to bring the charter into compliance with the final rules of the SEC and NASD. The current charter is attached to this Proxy Statement as Appendix A.

The amended and restated Audit Committee charter is available on our website at www.rambus.com.

Financial Expert	The Board of Directors has determined that Mr. Hughes is an “Audit Committee financial expert” as defined in Item 401(h) of Regulation S-K.
Report of the Audit Committee

The following is the report of the Audit Committee of the Board of Directors with respect to our audited financial statements for the year ended December 31, 2003, which include our consolidated balance sheets as of December 31, 2003 and 2002 and the related consolidated statements of operations, stockholders’ equity and comprehensive income, and cash flows for each of the twelve months ended December 31, 2003 and December 31, 2002, September 30, 2001 and the 3 month transition period from October 1, 2002 to December 31, 2002, which is audited, and the notes thereto.

Review with Management	The Audit Committee has reviewed and discussed our audited financial statements with management.
Review and Discussions with Independent Auditors

The Audit Committee has discussed with PricewaterhouseCoopers LLP, our independent auditors, the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards) which includes, among other items, matters related to the conduct of the audit of our financial statements.

The Audit Committee has also received written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1 (which relates to the accountants’ independence from us and our related entities) and has discussed with PricewaterhouseCoopers LLP its independence from us.

Conclusion

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that our audited financial statements be included in our Transition Report on Form 10-QT for the transition period from October 1, 2002 to December 31, 2002 and our Annual Report on Form 10-K for the year ended December 31, 2003.

Respectfully submitted by:

THE AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS

Harold Hughes, Chairman
William Davidow
Bruce Dunlevie

PERFORMANCE GRAPH

The following graph compares the cumulative total return to stockholders on our common stock with the cumulative total return of the Nasdaq Stock Market Index-U.S. (Nasdaq US Index), and the RDG Semiconductor Composite Index through December 31, 2003. The graph assumes that $100 was invested on September 30,1998, in our common stock, the Nasdaq US Index, and the RDG Semiconductor Composite Index, including reinvestment of dividends. No dividends have been declared or paid on our common stock. Historic stock price performance is not necessarily indicative of future stock price performance.

OTHER MATTERS

The information contained above under the captions “Report of the Compensation Committee of the Board of Directors“ and ”Performance Graph“ shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor will such information be incorporated by reference into any future SEC filing except to the extent that we specifically incorporate it by reference into such filing.

The Board does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented or otherwise allowed to be considered at the Annual Meeting, the persons named in the enclosed proxy will have discretion to vote shares they represent in accordance with their own judgment on such matters.

It is important that your shares be represented at the meeting, regardless of the number of shares which you hold. You are, therefore, urged to vote on-line, via telephone or to execute and return, at your earliest convenience, the accompanying proxy card in the pre-paid envelope that has been enclosed.

BY ORDER OF THE BOARD OF DIRECTORS

Los Altos, California
March 19, 2004

APPENDIX A

AUDIT COMMITTEE CHARTER
OF
RAMBUS INC.
(as amended and restated on March 4, 2004)

I.    PURPOSE OF THE AUDIT COMMITTEE

As a publicly-held company, Rambus Inc. (the “Company”) has an obligation to promptly produce and publish financial statements which are consistent, fairly presented and in conformance with generally accepted accounting principles. It is the duty of the Audit Committee (the “Committee”) to oversee the Company’s accounting and financial reporting process, its system of internal accounting controls and the auditing of the Company’s financial statements.

II.   MEMBERSHIP

The members of the Committee will be appointed by the Company’s Board of Directors (the “Board”) on the recommendation of the Nominating Committee. The Committee will consist of at least three members. Members of the Committee must meet the following criteria:

•	Each member will be an independent director as defined in applicable rules of the Securities and Exchange Commission (the “SEC”) and Nasdaq.

•	No member shall have participated in the preparation of the Company’s, or of any current subsidiary’s, financial statements at any time during the past 3 years.

•	Each member will be able to read and understand fundamental financial statements in accordance with the Nasdaq requirements.

•	At least one member will have past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience that results in such member’s financial sophistication in accordance with the Nasdaq requirements.

III.  ROLES AND RESPONSIBILITIES

Without limiting its scope, the Committee’s roles and responsibilities include the following activities:

•	Reviewing periodically the Company’s accounting and financial reporting processes and internal controls, based on consultation with the Company’s management and the independent auditor.

•	Being directly responsible (as representatives of the Company’s stockholders) for the appointment, compensation and oversight of the work of the independent auditors engaged for the purpose of preparing or issuing any audit report or performing other audit, review, or attest services. The independent auditors shall report directly to the Committee.

•	The Committee shall have the sole authority to approve:

•	the hiring and firing of the independent auditors.

•	all audit engagement fees and terms.

•	all non-audit engagements, as may be permissible, with the independent auditors.

•	As necessary, pre-approving audit and non-audit services provided to the Company by the independent auditors (or subsequently approving non-audit services in those circumstances where a subsequent approval is necessary and permissible).

•	Resolving any disagreements between management and the independent auditors regarding financial reporting.

•	Reviewing and providing guidance with respect to the external audit and the Company’s relationship with its independent auditors by (i) reviewing the independent auditors’ proposed audit scope and approach; (ii) obtaining on a periodic basis a formal, written statement from the independent auditors regarding all relationships and services with the Company, consistent with Independence Standards Board Standard 1, and actively engaging in a dialogue with the independent auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of such auditors and for taking, or recommending that the Board take, appropriate action to oversee the independence of such auditors; (iii) reviewing the independent auditors’ peer review conducted every three years; (iv) discussing with the Company’s independent auditors the financial statements and audit findings, including any significant adjustments, management judgments and accounting estimates, significant new accounting policies and disagreements with management and any other matters described in SAS No. 61, as may be modified or supplemented; and (v) reviewing reports submitted to the Committee by the independent auditors in accordance with applicable requirements.

•	If necessary, instituting special investigations with full access to all books, records, facilities and personnel of the Company.

•	Conducting a review of the annual and interim financial statements and the Company’s SEC reports, including Management’s Discussion and Analysis. The Committee shall make a recommendation to the Board as to whether the annual, audited financial statements should be included in the Company’s annual report on Form 10-K.

•	Reviewing the annual audit findings, including any significant suggestions for improvements provided to management by the independent auditors.

•	Reviewing before release the unaudited quarterly operating results in the Company’s quarterly earnings release, it being understood that such discussions may, in the discretion of the Committee, be done generally (i.e., by discussing the types of information to be disclosed and the type of presentation to be made) and that the Committee need not discuss in advance each earnings release or each instance in which the Company gives earnings guidance.

•	Reviewing significant accounting and reporting issues, including recent professional and regulatory pronouncements, and understanding their impact on the financial statements.

•	Providing oversight and review at least annually of the Company’s risk management policies, including its investment policies.

•	Reviewing, with the Company’s counsel, any legal matters that could have a significant impact on the Company’s financial statements.

•	Reviewing and approving in advance any proposed related party transactions.

•	Establishing procedures for receiving, retaining and treating complaints received by the Company regarding accounting, internal accounting controls or auditing matters and procedures for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

•	Reviewing the findings of any examination by regulatory agencies, such as the SEC.

•	As necessary and desirable, have authority to engage independent counsel and other advisors.

•	Determining the Committee’s appropriate funding in order to allow the Committee to:

•	engage independent auditors or any independent advisors.

•	pay the ordinary administrative expenses of the Committee.

•	require the timely payment of such funding from the Company.

•	Annually reviewing and evaluating its own performance.

•	Performing other oversight functions as requested by the Board.

•	Reviewing and reassessing the adequacy of this Charter annually and making recommendations to the Board for any proposed changes.

IV.  REPORTING

The Committee will regularly update the Board about Committee activities and findings.

V.   ORGANIZATION

A.	Meetings

Meetings shall be held at least quarterly, generally in conjunction with both a meeting of the Board and the publishing of the Company’s interim and yearly financial statements. The Committee will meet separately with each of the Chief Executive Officer and the Chief Financial Officer of the Company at such times as are appropriate to review the financial affairs of the Company. The Committee will meet separately with the independent auditors of the Company and such other advisors or employees, at such times as it deems appropriate, to fulfill the responsibilities of the Committee under this charter.

B.	Chairperson The Committee shall approve a Chairperson based on the recommendation of the Nominating Committee.